Fixed Overview Report: CSMC 07-4 Prelim Grp 1

Summary of Loans in Statistical Calculation Pool (As of 5/9/2007 )				Range

Total Number of Loans			269

Total Outstanding Balance			$82,687,075
Average Loan Balance			$580,973	$ 398,642 to $ 1,680,000
WA Mortgage Rate			5.924%	5.750 % to 6.125%
WA Original Term (months)			360	360 to	360
WA Remaining Term (months)			343	313 to	359
WA Age (months)			17	1 to	47
WA LTV			68.06%	6.96 % to 80.00%
WA CLTV			69.69%	6.96 % to 100.00%
WA FICO			758	665 to	823
Balloon			0.18%
California North			39.54%
California South	(ZIP : 90000	- 93600)	60.46%
Size (% of pool)	Jumbo/Super-Jumbo		100.00%
	Conforming (Size=C)		0.00%
Secured by (% of pool)	1st Liens		100.00%
	2st Liens		0.00%

Top 10 States	Top 10 Prop	Doc Types	Purpose Codes	Occ Codes	IO Loans
CA 100.00%	SFR 74.32%	FL 55.98%	P 37.10%	P 97.85%	0	83.84%
	PUD 16.84%	SS 17.51%	CO 32.24%	S 1.26%	120	15.05%
	CO 7.87%	RE 26.50%	RT 30.65%	I 0.89%	180	0.81%
	2-4F 0.97%				60	0.29%

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates. We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

		Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoffs Season	FICO	LTV
All		156,281,864.89	269	100.00	580,973.48	5.75	6.13	5.98	5.74	345	15	758	68
orig _balance	500000.01	50,634,073.25	112	32.40	452,089.94	5.75	6.13	5.97	5.72	342	18	755	70
400000.01 =< ... <
500000.01 =< ... <	600000.01	39,913,000.78	74	25.54	539,364.88	5.75	6.13	5.98	5.73	346	14	765	68
600000.01 =< ... <	700000.01	27,998,851.65	44	17.92	636,337.54	5.75	6.13	6.00	5.75	348	12	760	68
700000.01 =< ... <	800000.01	7,462,300.45	10	4.77	746,230.05	5.88	6.13	5.99	5.74	347	13	747	68
800000.01 =< ... <	900000.01	5,126,578.68	6	3.28	854,429.78	5.88	6.13	6.04	5.79	351	9	774	71
900000.01 =< ... <	1000000.01	5,747,155.58	6	3.68	957,859.26	5.88	6.13	6.02	5.78	349	11	745	63
1000000 =< ... <	1250000	12,345,080.80	12	7.90	1,028,756.73	5.88	6.13	6.02	5.77	343	17	759	62
>= 1250000.01		7,054,823.70	5	4.51	1,410,964.74	5.75	6.13	5.90	5.65	349	11	733	61
Sched_Balance	< 400000.01	398,642.33	1	0.26	398,642.33	6.13	6.13	6.13	5.92	324	36	732	62
300000.01 =< ...
400000.01 =< ...	< 500000.01	53,225,139.51	117	34.06	454,915.72	5.75	6.13	5.96	5.71	342	18	755	70
500000.01 =< ...	< 600000.01	39,896,936.51	73	25.53	546,533.38	5.75	6.13	5.98	5.74	346	14	762	67
600000.01 =< ...	< 700000.01	26,406,922.11	41	16.90	644,071.27	5.75	6.13	6.00	5.75	348	12	763	69
700000.01 =< ...	< 800000.01	6,080,585.67	8	3.89	760,073.21	5.88	6.13	6.02	5.76	353	7	750	68
800000.01 =< ...	< 900000.01	5,969,836.97	7	3.82	852,833.85	5.88	6.13	6.02	5.77	346	14	767	71
900000.01 =< ...	< 999999.99	10,798,884.95	11	6.91	981,716.81	5.88	6.13	6.03	5.79	348	12	761	62
1000000 =< ... <	1250000	7,692,656.50	7	4.92	1,098,950.93	5.88	6.13	5.99	5.75	341	19	746	60
>= 1250000.01		5,812,260.34	4	3.72	1,453,065.09	5.75	6.13	5.90	5.65	354	6	731	64
state TOP 10 Other			0
CA		156,281,864.89	269	100.00	580,973.48	5.75	6.13	5.98	5.74	345	15	758	68
Orig_LTV		16,159,528.26	25	10.34	646,381.13	5.75	6.13	6.02	5.77	348	12	755	40
0 =< ... < 50.01
50.01 =< ... < 60.01		24,027,937.33	38	15.37	632,314.14	5.75	6.13	5.98	5.73	346	14	759	57
60.01 =< ... < 70.01		37,104,103.17	61	23.74	608,263.99	5.75	6.13	5.98	5.73	345	15	752	66
70.01 =< ... < 80.01		78,990,296.13	145	50.54	544,760.66	5.75	6.13	5.98	5.73	345	15	760	77
Curr_Rate		73,934,200.70	131	47.31	564,383.21	5.75	5.99	5.86	5.62	338	22	759	69
5.75 =< ... < 6
6 =< ... < 6.25		82,347,664.19	138	52.69	596,722.20	6.00	6.13	6.09	5.84	352	8	756	66
Property_Type 2-4 Family		1,369,398.34	2	0.88	684,699.17	5.88	6.00	5.95	5.71	340	20	707	58
Condo		11,064,957.01	22	7.08	502,952.59	5.75	6.13	5.95	5.71	342	18	768	74
PUD		26,784,507.85	41	17.14	653,280.68	5.75	6.13	5.99	5.74	346	14	754	66
Single Family Residence		117,063,001.69	204	74.91	573,838.24	5.75	6.13	5.98	5.74	345	15	758	68
Purpose Purchase		62,283,228.53	104	39.85	598,877.20	5.75	6.13	6.00	5.75	347	13	767	73
Refinance - Cashout		47,763,273.62	86	30.56	555,386.90	5.75	6.13	5.96	5.72	343	17	749	63
Refinance - Rate Term		46,235,362.74	79	29.58	585,257.76	5.75	6.13	5.97	5.73	346	14	753	65
Occupancy Investment		1,211,238.38	2	0.78	605,619.19	5.88	6.00	5.95	5.69	338	22	720	56
Primary		152,921,449.50	263	97.85	581,450.38	5.75	6.13	5.98	5.74	345	15	758	68
Secondary		2,149,177.01	4	1.38	537,294.25	5.88	6.13	6.02	5.76	340	20	743	70

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoffs Season	FICO	LTV
Orig_Term
360 =< ... < 372	156,281,864.89	269	100.00	580,973.48	5.75	6.13	5.98	5.74	345	15	758	68
Doc_Type Full	89,136,051.02	153	57.04	582,588.57	5.75	6.13	5.98	5.74	344	16	754	69
Reduced (partial)	45,882,350.97	73	29.36	628,525.36	5.75	6.13	6.01	5.76	352	8	758	64
Stated / Stated	21,263,462.90	43	13.61	494,499.14	5.75	6.13	5.91	5.66	337	23	771	73
Fico	17,204,079.59	30	11.01	573,469.32	5.75	6.13	6.00	5.75	342	18	686	66
650 =< ... < 700
700 =< ... < 750	38,668,086.77	66	24.74	585,880.10	5.75	6.13	5.97	5.73	346	14	725	67
750 =< ... < 800	85,000,264.02	144	54.39	590,279.61	5.75	6.13	5.98	5.74	346	14	778	69
800 =< ... < 850	15,409,434.51	29	9.86	531,359.81	5.75	6.13	5.96	5.71	344	16	808	65
interest_only_period	127,099,377.79	223	81.33	569,952.37	5.75	6.13	5.97	5.73	343	17	758	68
0
120	27,328,312.69	43	17.49	635,542.16	5.75	6.13	6.02	5.77	356	4	756	66
180	1,254,336.97	2	0.80	627,168.49	5.88	6.13	5.99	5.73	348	12	791	80
60	599,837.44	1	0.38	599,837.44	6.00	6.00	6.00	5.80	325	35	689	67